Exhibit 23.5

By Email

Guardforce AI Co., Limited

10 Anson Road

#28-01 International Plaza

Singapore 079903

January 14, 2025

Dear Sir or Madam,

RE: CONSENT OF SHIHUI PARTNERS

We hereby consent to the references to Shihui Partners under the caption “Risk Factors - Risks Related to Doing Business in China” in the Registration Statement on Form F-3 of Guardforce AI Co., Limited, which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement on Form F-3.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under, or that we are “experts” within the meaning of, Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Shihui Partners

Shihui Partners